                                                                      EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT
PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1995



                                  Quarter Ended      Six Months Ended
                                September 30, 1995  September 30, 1995
                                ------------------  ------------------

Net Earnings (in thousands)            $    21,248         $    37,741
                                       ===========         ===========

Computation of weighted
average number of shares
outstanding:

  Issued:  53,328,243 shares

  Weighted average shares
  outstanding                           53,301,589          53,276,563

  Add: Incremental shares
       applicable to stock
       options                             412,172             399,638
                                       -----------         -----------
   Weighted average common
  shares and equivalents                53,713,761          53,676,201
                                       ===========         ===========
   Primary and fully diluted
  earnings per common share            $       .39         $       .70
                                       ===========         ===========